Exhibit 99.1
For Immediate Release
Isabella Bank Corporation
401 North Main Street
Mt. Pleasant, MI 48858-1649

FOR MORE INFORMATION, CONTACT:
Mary Olivieri, Community Relations Officer
Phone: 989-779-6309    Fax: 989-775-5501
Isabella Bank Corporation Announces Strong Earnings for Third Quarter 2019
Consecutive Quarter for Record Earnings

Mt. Pleasant, Michigan, October 24, 2019 - Isabella Bank Corporation (the "Corporation") (OTCQX: ISBA), released its earnings results for the third quarter of 2019 reporting record net income of $4.4 million or earnings per common share of $0.56. Achievements in the third quarter of 2019 and the nine month period ended September 30, 2019 include:

•	20.2% increase in third quarter net income compared to the third quarter of 2018

•	Second consecutive quarter for record earnings results

•	Loan growth of $15.2 million during the quarter and $63.1 million since year end 2018

•	Cash dividend yield of 4.7%

“We are very excited to share our record results for the third quarter of 2019,” stated Jae A. Evans, President and Chief Executive Officer of the Corporation. “While we benefited from some one-time financial events during the period, we continued to produce strong earnings results from our core operations which include offering competitive lending and deposit products. Additionally, we have placed considerable efforts into the management of our balance sheet as part of our strategy to grow the bottom line to benefit our customers and our shareholders.”
Net Income
Net income for the three and nine month periods ended September 30, 2019 was $4.4 million and $12.1 million, respectively. Net income for the same periods of 2018 was $3.7 million and $10.5 million, respectively. Net interest income for the three month period ended September 30, 2019 increased $323,000 when compared to the previous quarter and $423,000 when compared to the same period last year as a result of growth in the loan portfolio, improved yields, and less reliance on higher cost deposits and borrowings. Third quarter 2019 noninterest income increased $396,000, or 13.8%, from the same period last year, while third quarter 2019 noninterest expense decreased $467,000, or 4.2%, from the same period last year.
A combination of improved yields and growth in the loan portfolio over the past twelve months were large drivers of a $3.2 million increase in interest income for the first nine months of 2019 compared to the same period in 2018. Interest expense on deposits and borrowings increased $2.0 million for the nine month period ended September 30,

2019 when compared to the same period in 2018 primarily due to higher interest rates. Noninterest income increased $648,000 during the first nine months of 2019 when compared to the same period in 2018 as we experienced an increase in debit card transaction fees and gains related to foreclosed assets. Noninterest expenses for the first nine months of 2019 grew by less than 1% or $176,000 compared to the same period in 2018. Expenses related to employee compensation account for a portion of this increase, which was offset by an FDIC assessment credit received in September 2019, reduced audit and consulting fees, and ongoing cost control initiatives. These initiatives include managing employee turnover, capital expenditures and vendor costs.
The Corporation's fully taxable equivalent net yield on interest earning assets was 3.13% and 3.07% for the three and nine month periods ended September 30, 2019, respectively. This compares to 2.97% in both the three and nine month periods ended September 30, 2018. The Corporation's banking subsidiary, Isabella Bank (the "Bank"), has implemented various initiatives which, over time, are expected to continue to improve the net yield on interest earning assets. These initiatives included transitioning a larger percentage of assets from lower yielding investment securities to higher yielding loan opportunities, continued growth of the loan portfolio, reduced reliance on higher cost borrowings and brokered deposits, and enhanced pricing strategies related to loan and deposit products.
Assets
As of September 30, 2019, total assets were $1.8 billion and assets under management were $2.5 billion. Assets under management include loans sold and serviced of $258.9 million, and assets managed by Investment and Trust Services of $475.6 million. During the third quarter of 2018, assets managed by Investment and Trust Services reached an all-time high surpassing $500 million. While the value of these assets declined during the fourth quarter of 2018 due to a drop in the securities markets, assets managed by Investment and Trust Services rebounded $28.1 million or 6.3% during the first nine months of 2019 due to improvement in the market as well as new business.
As a result of the flat yield curve that has existed for several months, the opportunity to identify new investment securities for purchase at an acceptable yield has been limited. Therefore, the Bank's securities portfolio has declined by $49.3 million since the fourth quarter of 2018 as a result of sales and maturities. Based on strategic objectives, the Corporation has utilized this available cash flow to reduce borrowings as they mature and other high-cost funding sources, resulting in a decline in total assets as of September 30, 2019 when compared to December 31, 2018.
Loans
Loans grew $15.2 million during the third quarter of 2019 to $1.2 billion as of September 30, 2019. The loan portfolio has grown $63.1 million or 5.6% during the first nine months of 2019. This growth was largely driven by the commercial loan portfolio which increased $49.2 million. Also contributing to this growth was an increase in residential real estate and consumer loans totaling $22.6 million. While the portfolio did experience a decline of $8.7 million in agricultural related loans, this is reflective of seasonal trends within this business sector.

Deposits
Total deposits increased $27.4 million or 2.1% during the third quarter of 2019 to $1.3 billion as of September 30, 2019. This increase can largely be attributed to growth in savings and trust related deposits. Over the last year, the Bank has experienced growth in certificates of deposit, savings and demand deposit accounts as the result of strategic product pricing and a high level of customer service. In recent periods, excess liquidity was used to reduce high-cost deposits such as brokered certificates of deposit accounts. During the past twelve months, brokered certificates of deposit accounts have declined $32.0 million or 37.7% which has improved the Bank's net interest margin.
Capital
The Bank continues to be designated as a “well capitalized” institution as its capital ratios exceeded the minimum requirements for this designation. As of September 30, 2019, the Bank’s Tier 1 Leverage Ratio was 8.5%, Tier 1 Capital Ratio was 11.7% and Total Capital Ratio was 12.3%. From a consolidated perspective, the Corporation's Tier 1 Leverage Ratio was 9.2%, Tier 1 Capital Ratio was 12.6% and Total Capital Ratio was 13.2% as of September 30, 2019.
Dividend
During the third quarter of 2019, the Corporation paid a $0.26 per common share cash dividend. Based on the Corporation's closing stock price of $22.30 as of September 30, 2019, the annualized cash dividend yield was 4.7%.
About the Corporation
Isabella Bank Corporation (OTCQX: ISBA) is the parent holding company of Isabella Bank, a state chartered bank headquartered in Mt. Pleasant, Michigan. Isabella Bank was established in 1903 and has been committed to serving the local banking needs of its customers and communities for 116 years. The Bank offers personal and commercial lending and deposit products, as well as investment, trust and estate planning services. The Bank has 30 banking locations throughout seven Mid-Michigan counties: Clare, Gratiot, Isabella, Mecosta, Midland, Montcalm, and Saginaw. The Corporation has been recognized on the Detroit Free Press list of “Top Workplaces” for five years.
For further information regarding Isabella Bank Corporation, please visit isabellabank.com.
This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the sections entitled "Risk Factors" and "Forward Looking Statements" set forth in Isabella Bank Corporation's filings with the Securities and Exchange Commission, which are available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.

ISABELLA BANK CORPORATION
SELECTED FINANCIAL DATA (UNAUDITED)
(Dollars in thousands except per share amounts)

	Three Months Ended September 30		Nine Months Ended September 30
INCOME STATEMENT DATA	2019	2018	2019	2018
Interest income	$17,161	$16,419	$50,457	$47,253
Interest expense	4,550	4,231	13,369	11,373
Net interest income	12,611	12,188	37,088	35,880
Provision for loan losses	193	(76)	48	636
Noninterest income	3,274	2,878	8,764	8,116
Noninterest expenses	10,620	11,087	32,158	31,982
Federal income tax expense	630	359	1,520	887
Net income	$4,442	$3,696	$12,126	$10,491

Net interest margin yield (fully taxable equivalent)	3.13%	2.97%	3.07%	2.97%

PER SHARE DATA
Basic earnings	$0.56	$0.47	$1.53	$1.33
Diluted earnings	$0.55	$0.46	$1.50	$1.30
Dividends	$0.26	$0.26	$0.78	$0.78
Quoted market value
High	$23.45	$27.65	$24.50	$28.25
Low	$22.01	$26.05	$22.01	$26.05
Close (1)	$22.30	$26.75	$22.30	$26.75
Common shares outstanding (1)	7,938,234	7,830,940	7,938,234	7,830,940

(1) At end of period

	September 30 2019	June 30 2019	December 31 2018	September 30 2018
BALANCE SHEET DATA
Gross loans	$1,191,804	$1,176,622	$1,128,707	$1,139,930
Investment securities	$445,529	$470,449	$494,834	$501,139
Total assets	$1,813,684	$1,824,592	$1,842,502	$1,833,663
Deposits	$1,308,773	$1,281,418	$1,292,693	$1,276,806
Borrowed funds	$277,386	$320,462	$340,299	$359,776
Shareholders' equity	$212,376	$208,114	$195,519	$188,536

ASSETS UNDER MANAGEMENT
Loans sold with servicing retained	$258,873	$257,062	$259,481	$257,400
Assets managed by Investment and Trust Services	$475,574	$487,180	$447,487	$504,371
Total assets under management	$2,548,131	$2,568,834	$2,549,470	$2,595,434

CAPITAL RATIOS
Tier 1 leverage	9.2%	9.0%	8.7%	8.5%
Tier 1 risk-based capital	12.6%	12.4%	12.6%	12.2%
Total risk-based capital	13.2%	13.1%	13.3%	12.8%